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                                                                    Exhibit 10.1



                              EMPLOYMENT AGREEMENT


This Employment Agreement (this "Agreement") is made as of August 3, 1999, (the "Effective Date") by and between Mozart Systems Corporation, a California corporation, ("Mozart") and Alan P. Parnass, an individual residing in the State of California ("Employee").


                                    RECITALS

         A. Employee and his wife own beneficially and of record substantially all the outstanding capital stock of Mozart.

         B. Pursuant to the terms of that certain Agreement and Plan of Merger between Mozart and SEEC Inc., a Pennsylvania corporation ("SEEC") dated as of July 16, 1999 (the "Merger Agreement"), a wholly owned subsidiary of SEEC is to be merged with and into Mozart which shall be the surviving corporation (the "Merger").

         C. The execution of this Agreement by Employee and Mozart is a condition precedent to the closing of the Merger.



         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, the parties to this Agreement agree as follows:



ARTICLE I                 SCOPE OF EMPLOYMENT


Section 1. Scope. Employee shall serve as Vice President - Web Solutions of Mozart, and agrees to perform such duties in that capacity as may be set from time to time by the President of SEEC or his designee. During the term of Employee's employment, Employee shall work for Mozart on a full time basis, and shall use his best efforts to further the best interest and welfare of Mozart. Such duties shall be rendered at Mozart's offices in Burlingame, California (the "Present Location"), or at such other place or places and at such times as the needs of Mozart from time-to-time require.

Section 2. Policies and Procedures. Employee agrees to abide by such lawful employment policies and regulations as Mozart may from time to time adopt and provide in writing to Employee.





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ARTICLE II           SALARY, FRINGE BENEFITS AND STOCK OPTIONS

Section 1. Salary. Employee shall be paid an annual base salary in the amount of One Hundred Fifty Thousand Dollars ($150,000) ("Base Salary"), payable in periodic payments in accordance with Mozart's normal payroll practices then currently in effect.

Section 2. Incentive Bonus. For each fiscal year of SEEC, or portion thereof, Employee shall be entitled to receive an incentive bonus (the "Incentive Bonus"). The Incentive Bonus for fiscal year 2000 will be determined in accordance with Exhibit A hereto. For subsequent fiscal years, the Incentive Bonus will be consistent with the incentive bonus provisions approved by SEEC's compensation committee for executive management employees. The Incentive Bonus, if any, shall be payable within ninety (90) days after the end of SEEC's fiscal year. No bonus will be payable with respect to any such fiscal year if Employee shall have voluntarily terminated his employment with Mozart prior to the end of such fiscal year, other than for Good Reason (as defined below).

Section 3. Additional Compensation. In addition to the Base Salary and the Incentive Bonus, and as an additional incentive to Employee to continue to develop and market Mozart's products on behalf of SEEC and to actively support and participate in SEEC's development and marketing of its web solutions, Mozart agrees to pay to him the aggregate amount of Four Hundred Thousand Dollars ($400,000) in cash as follows: Two Hundred Fifty Thousand Dollars ($250,000) shall be paid one year after the Effective Date; and One Hundred Fifty Thousand Dollars ($150,000) shall be paid eighteen months after the Effective Date (collectively the "Bonus Payments"); provided however, that except as set forth below, the Bonus Payments shall only be payable to him if, at the time each such payment is to be made, he is employed on a full time basis by Mozart, SEEC or any subsidiary of SEEC (collectively, a "SEEC Affiliated Company"). Notwithstanding anything to the contrary in this Section 3, in the event that prior to all of the Bonus Payments being made, Employee (a) is terminated by Mozart for any reason other than "Good Cause" (as defined below), (b) dies or becomes totally and permanently disabled (as defined in the Internal Revenue Code of 1986, as amended (the "Code") at Section 22(e)(3)), or (c) resigns for a "Good Reason" (as defined below), he, or his estate in the event of his death, shall be entitled to receive that portion of any Bonus Payments not previously paid to him, such portion to be payable in equal monthly installments over that number of months remaining until eighteen months after the Effective Date, except in the event of his death, in which case such portion shall be payable within thirty (30) days after his death; provided however than in the event Employee's employment is terminated by SEEC without Good Cause or Employee terminates his employment hereunder for Good Reason during the first twelve months after the Effective Date, he shall be entitled to receive Two Hundred Thousand Dollars ($200,000) of the Bonus Payment immediately after such termination, with the remaining portion payable in equal monthly installments over that number of months remaining until eighteen months after the Effective Date. No further Bonus Payments shall be payable if after termination of his employment, Employee shall violate in any material respect any of the provisions of Article III hereof (in addition to any other remedies available to Mozart). For purposes of this Agreement, a "Good Reason" for Employee to resign or terminate his employment shall mean (i) any material and adverse change in his overall compensation (including salary, bonuses and benefits) or responsibilities, (ii) any requirement that the office he work at on a regular basis be located more than 50 miles from the Present Location, or (iii) any breach by Mozart of its obligations to make Bonus Payments. Employee acknowledges that the nature of his employment responsibilities with



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Mozart (or any SEEC Affiliated Company) will require frequent travel away from the Present Location, and such requirements are not to be construed as Good Reason to terminate his employment.

Section 4. Fringe Benefits. Employee shall be entitled to twenty (20) business days paid vacation per year. Employee will be entitled to such other fringe benefits as Mozart may provide in accordance with SEEC's then current normal employment policies.

Section 5. Stock Options. Effective upon the Effective Date, Employee will be granted incentive stock options to purchase 5,000 shares of SEEC Common Stock, at an exercise price no greater than their fair market value on the Effective Date. Such options will vest at a rate of 25% per year, starting one year after the Effective Date.

Section 6. Reimbursement. Mozart shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling his duties under this Agreement. Employee shall provide Mozart with written evidence of such expenses as required for compliance with the Code. Employee shall fully comply with Mozart's policies regarding pre-authorization of expenditures as may be defined from time to time by its Board of Directors and provided in writing to Employee.

Section 7. Survival. The provisions of Sections 2 and 3 of this Article II will survive any expiration of termination of this Agreement.


ARTICLE III INVENTIONS, DISCOVERIES, AND IMPROVEMENTS; CONFIDENTIALITY OF PROPRIETARY DATA

Employee agrees to execute and deliver to Mozart its standard form of Invention Assignment and Proprietary Information Agreement, a copy of which is attached hereto as Exhibit B (the "Invention Agreement"). Employee further agrees that for purposes of Section 3 of the Invention Agreement, the term "Company" shall include SEEC and its subsidiaries.


ARTICLE IV                 NON-SOLICITATION COVENANT

Employee agrees that during the term of this Agreement and for a period of two
(2) years thereafter, he will not, directly or indirectly, for his own benefit or for the benefit of third parties, (i) induce or attempt to persuade any employee of Mozart or any other SEEC Affiliated Company to terminate such employment or (ii) utilize customer lists, business plans, financial information, or other proprietary information of Mozart or any other SEEC Affiliated Company, or any of their respective employees, customers, clients, consultants, or licensees.


ARTICLE V                      TERM; TERMINATION

Section 1. Term. The term of this Agreement will commence on the Effective Date, and will continue until terminated as provided herein.


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Section 2.     Termination by Mozart for Good Cause. Mozart may terminate
Employee's employment at any time for "Good Cause" with immediate effect upon delivering written notice to Employee. For purposes of this Agreement, "Good Cause" shall means: (a) embezzlement, theft, larceny, or material fraud by Employee against Mozart; (b) gross neglect or intentional disregard of Employee's duties under this Agreement or any other material violation by Employee of this Agreement or the Invention Assignment and Proprietary Information Agreement which is not cured with thirty (30) days after Employee's receipt of written warning from Mozart; (c) gross insubordination or repeated insubordination after Employee's receipt of written warning from Mozart. Upon termination for Good Cause, Mozart's sole and exclusive obligation will be to pay Employee the amount of any unused vacation or sick leave benefits earned through the date of termination.

Section 3. Termination by Mozart without Good Cause. Subject to the provisions of Article II, Sections 2 and 3 above, Mozart may terminate Employee's employment without Good Cause upon sixty (60) days' prior written notice; provided, however, that Mozart shall continue to pay Employee his Base Salary and all other benefits after the effective date of such termination for a period equal to that number of weeks which is equal to the number of years that have elapsed since the Effective Date (rounded up to the nearer whole year), plus the amount of any unused vacation time earned through the effective date of termination.


Section 4. Termination by Employee. Employee may terminate this Agreement for (i) Good Reason on thirty (30) days' advance written notice to Mozart, and
(ii) for any reason or no reason on sixty (60) days' advance written notice to Mozart.


ARTICLE VI                        MISCELLANEOUS

Section 1. Notices. Any notices required to be sent under the terms of this Agreement shall be sent to the parties as follows, or to such new address as a party may designate in writing. If a party is aware that the following address is incorrect, the party shall send written notices to both the address set forth below, and to the last known address of the other party.

To Mozart:                                    To Employee:
----------                                    ------------

Park West One                                 475 Roblar Avenue
Cliff Mine Rd., Suite 200                     Hillsborough, California 94010
Pittsburgh, PA 15275
Attention:  Richard J. Goldbach, CFO

Section 2. Binding Arbitration. The parties agree that all claims, disputes and other matters in question between them, arising out of or related to this Agreement, and the rights, duties and obligations arising thereunder or the breach thereof, shall be decided by arbitration in Pittsburgh,


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Pennsylvania, in accordance with the Commercial Rules of the American
Arbitration Association then prevailing, unless the parties mutually agree otherwise; provided however, Mozart shall have the right to obtain preliminary or permanent injunctive relief from a court of appropriate jurisdiction while the arbitration process is continuing, and/or after the Board of Arbitrators renders its decision on the merits; provided further, if either party would be entitled to join a third party if the proceeding were brought before a court of applicable jurisdiction, then in the interest of judicial economy, either party may litigate all disputes against the other party and any third party in one action before a court of appropriate jurisdiction. The parties agree that with regard to all claims, disputes and remedies, arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, Pennsylvania and applicable appellate courts, shall have jurisdiction over their persons. This provision shall not be deemed to confer exclusive subject matter jurisdiction over such courts. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not a party to this Agreement.

Section 3. Rights and Remedies. Except as provided in Section 2 above of this Article, the duties and obligations imposed by this Agreement, and the rights and remedies available thereunder, shall be in addition to and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available in law or in equity.

Section 4. Governing Law. This Agreement shall be governed by California law, without regard to its conflicts of laws provisions.

Section 5. Waiver. No action or failure to act by either party shall constitute a waiver of any right or duty accorded to any of them under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, except as may be specifically agreed to in writing.

Section 6. Integration and Amendments. The terms and conditions contained herein constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement. No conditions, representations, understandings, or agreements, not contained herein, and purporting to modify, waiver, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.

Section 7. Successors and Assigns. Any attempted assignment by Employee of the rights and obligations created by this Agreement shall be void. Mozart may at any time assign its rights, obligations and interests in this Agreement to any SEEC Affiliated Company. Except as provided to the contrary herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding on the parties, their respective executors, personal representatives, heirs, successors in interest and assigns.

Section 8. Gender and Number. All references in this Agreement to the singular and/or to the masculine gender, shall be deemed to include the plural and/or feminine gender, where appropriate.






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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, as of the date first above written.

Attest:                                       Mozart Systems Corporation


/s/ John D. Godfrey                           By: /s/ Ravindra Koka
--------------------------------                 ------------------------------
Secretary or Treasurer                        Ravindra Koka, President


Witness:                                      Employee


/s/ Kim I. Parnass                            /s/ Alan P. Parnass
--------------------------------              ---------------------------------
                                              Alan P. Parnass